MAGFAST

MAGFAST is a revolutionary family of wireless magnetic chargers, charging accessories and charging-enabled smart luggage that change charging for good.



Invest

$110.39 minimum investment

STARTS: Apr 23 6:00pm EDT
DEADLINE: April 30, 2024
in 6 days

UNIT PRICE
$15.77

TOTAL RAISED
$0

VALUATION
$40,254,171

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Previously raised on Netcapital: $7,589,614*

**Gross proceeds amount of previous Reg CF offerings. This includes offerings conducted on different terms from the current offering. Please see the offering document for additional information.*

MAGFAST LLC [1] is a **direct-to-consumer electronics company**. We design and manufacture chargers, charging accessories, and charging-enabled luggage: A family of premium charging products that snap together magnetically, charge wirelessly, and support **any smartphone, any tablet, any reader from any brand**... old, new or in the future. A growing range of accessories that start with the last charging cable you'll ever need. And an extraordinary new family of premium suitcases that integrate MAGFAST's advanced chargers to keep your devices powered up while you're on the move.

Individually awesome, they're brilliant together.

Every one of our individual MAGFAST products is designed to compete as best in class, and to fulfill a specific need. To date, the vast majority of our customers have pre-ordered kits – either our 'Pro Kit' bundle of six chargers or our 'Hello Kit' bundle of three chargers, both available at a truly attractive price – or our premium Lux charging cable, America's highest-rated USB cable[a]. We launched Heathrow, a new range of high-end charging-integrated suitcases, at the end of March 2023. Early sales beat expectations.

The next phase of our journey is both challenging and very promising.

The company has new opportunities and initiatives that could significantly expand sales and, potentially, establish a new global charging standard.

DEAL HIGHLIGHTS


TOP REASONS TO INVEST IN
MAGFAST
OVER
100K
250,000+
New products lined up that will Change Charging. Yet Again.
Charging products shipped to customers who rate MAGFAST best of the best.
Huge, growing base of loyal fans, followers and customers.
Integrated family of groundbreaking, patented chargers and accessories.

Unique perks

For a limited period from April 23 to April 29, 2024:


INVEST in
MAGFAST
$100
of MAGFAST products
for every $500 invested.
in addition to your equities.
From today until April 29th.

From April 23-April 29 only, invest $500 or more and you'll receive a voucher for free MAGFAST products. Receive another $100 for each additional $500 you invest.

MAGFAST® is changing charging for good.

- Two of our previous share offerings sold out, both raising the maximum permitted under Reg CF.

- **MAGFAST's** chargers and power banks are **revolutionary**, because they snap together **magically**, and charge as soon as they touch. No wires. No mess. No missing cables. They just work.
- In 2022, we launched MAGFAST **Lux** — a premium charging cable with a host of unique features and built to such high standards it comes with a Lifetime Warranty. The launch took place on Indiegogo, the well-known crowdfunding platform, and was so successful that sales **exceeded $900,000** in the first month. There's more below about this amazing new addition to the MAGFAST product family.
- In 2023, we launched MAGFAST **Heathrow** — luxury aluminum and polycarbonate luggage sets that pair with MAGFAST Extreme, the world's best charger for travel. Heathrow delivers the ultimate combination of style and charging power, and sales **exceeded $1 million** in the first month.
- **The global market** for chargers and portable power banks is worth over **$20 billion**, and growing fast [2]. Yet, somehow, there are no great charging brands! The market for USB cables is worth over **$12 billion**, and growing even faster [2.1]. And the premium luggage market is estimated to be worth a whopping **$48 billion** and projected to grow to $76 billion by 2033 [2.2].
- MAGFAST has the **marketing** and **product-design** potential to become a dominant force in each of these markets, one of the **first and only companies** to develop a world-beating **system approach** to charging and travel.
- Shipping to our many thousands of pre-order customers is constrained by funding (MAGFAST isn't yet profitable) and by the care we take to incorporate user input. Nevertheless, things are moving fast: many thousands of customers have received their products, and thousands more will ship this year. Customers tell us they're truly delighted.

What a powerhouse team of caring, conscientious, efficient, and dedicated professionals you all are! I am honored to be a small part of this company's crowdfunding inception.

I.B.; email to MAGFAST Customer Care

★★★★★ **No other cables or charging systems can compare!**

MAGFAST is first in charging systems and customer services! Their products have jaw dropping advances and leave no small detail to chance. Truly custom and luxurious as if bespoke. The attention to design and function, packaging and even making as small a footprint ecologically as possible and going even further planting trees, should be award-winning in many categories! *A great inventor, a great company and a great future!* Thank you **MAGFAST** for delivering on all promises and still reaching for the stars!

amazon

PROBLEM

This story begins in a home, perhaps like yours, that always seems in need of a touch more organization.

Seymour Segnit invented MAGFAST to solve a real problem: those messy, often missing and frequently broken cables that end up all over the floor or in a drawer or back pocket somewhere... but which floor, which drawer, which pocket?


OR

On the left, two power banks and a smartphone are all charging, along with a 100W laptop-ready power source. On the right, MAGFAST Gen1 products doing the same job.

Mobile devices have become smarter and faster, and chargers have become more powerful. But the premise of charging is largely unchanged: clunky, throwaway boxes that rely on wires which , almost inevitably, break or get lost.

And then there's the opportunity cost of living without 'everywhere charging'. Have you ever missed that all-important call or run out of juice when shooting a video of your kids or watching a favorite movie? In today's world, keeping your mobile devices charged is no longer a nice-to-have. Staying in touch for work, handling emergencies smoothly, being there for your loved ones when they need you - these are the promises of today's communications.

We knew it was time for something better.

★★★★★ **WOW!**

Wow! Incredible and amazing products perfect for everyday use. I think **they will become the gold standard for wireless charging!** (All the way down to the packaging!) Extremely satisfied!

Trustpilot

I am sure if the world leaders ran the governments like you run your business, up-front and honest, this world would be such a great and safer existence for us all. Thank you so much.

William G.; email to **MAGFAST** Customer Care

SOLUTION

MAGFAST is:

- Designed to be **best in class** for each product individually
- A truly **integrated family** of charging devices and smart luggage
- Engineered to work **consistently, reliably, every time,** for **years** to come
- Designed in every detail to be **elegant** as well as **functional**

MAGFAST Lux, a newer member of our product family, is already Amazon's highest-rated charging cable. Lux launched in August 2022 on Indiegogo, a leading global crowdfunding platform, and raised over $900,000 in a month.

Super premium, super stylish and super durable – and with a **gorgeous, soft and silky feel** – there's a lot to love about Lux. Available as USB-C to USB-C (now standard on most modern devices) or MFi-certified USB-C to Lightning for earlier Apple devices – it comes with an array of features which make it unique, like a custom USB-A adapter, gold-plated tips and Fingerprint® anti-counterfeit technology.

Lux's Teflon® core makes it so tough that it comes with a **Lifetime Warranty**... which is why Lux could be the last charging cable you'll ever buy.


MAGFAST.com/LUX/T375N4
MAGFAST

MAGFAST Pro Kit is our bundle of six chargers, by far the most **popular choice** of our early pre-order customers. It can't absolutely guarantee you will never miss another important call, but with MAGFAST you'll **always have the mobile power you need**, for work, for play, and in an emergency.

The MAGFAST family is **designed for durability**, to take the real knocks of real life and to **last for years** to come. Pro Kit will charge your older devices from the past decade and the new devices coming up for the **next decade**.

And MAGFAST chargers work together as a **system**: every charger features MAGFAST Snap-to-Charge. Through the magic of magnets, each charger or power bank connects instantly and seamlessly with every other device in the family.

No more messy wires: just drop your phone or power bank onto a MAGFAST charger and it's charging. Immediately. Then just grab and go when you run out the door.


MAGFAST®
Gen2

And now, with MAGFAST Gen2, charging is even faster and more convenient.

A brand-new range of Gen2 chargers is set to replace the current family, offering higher charging speeds, higher capacity and a wide range of new features.


MAGFAST
Gen2
CONNECTOR
MAGFAST
00:48:09

With MAGFAST in your **home**, your **car**, your office and your backpack, you're all set.

Individually, each product is designed to be **best in class**. As a family, **nothing else comes close**.

★★★★★ **MAGFAST is changing charging forever!**

These are the highest quality charging cords on the market today! You won't find a better company!

Verified Purchase
amazon

★★★★★ **Very happy customer and investor!**

Fantastic company & I'm proud to be a part of something great. Luxury that's priced just right. Great job!

Trustpilot

MAGFAST Heathrow, launched in March 2023, is our newest product line. A family of luxury luggage, Heathrow combines supreme style with consummate capability.


MAGFAST
Heathrow
You've arrived.

The Heathrow Pro range of suitcases is sculpted from a strong, lightweight aircraft-grade anodized aluminum-magnesium alloy, corrugated for extra durability. Corners are triple layered and quad riveted.

Every Heathrow case has a custom lasered nameplate and vegan-leather handles on the outside. On the inside, a sleek designer liner and dual premium stowage chambers with mesh pockets for airflow.


Dual
Premium
Stowage
Chambers
MAGFAST
MAGFAST

The superstrong, supersmooth spinner wheels and handsome handles are travel tough for the bumps and knocks of all your upcoming trips - and easily repaired or replaced.

Every Heathrow luggage set includes the eCarry-On, MAGFAST's radical solution for power on the move. eCarry-On's unique, patent-pending Safe Enclave™ holds your Extreme power bank securely out of harm's way, and keeps it instantly, always available for charging, or airport security.


Secures in Seconds
MAGFAST
MAGFAST

The available Toughcover™ snaps onto Extreme for great looks and even greater protection.

Heathrow Go, MAGFAST's newest product line, adds these best-in-class premium features in beautiful, durable recycled polycarbonate, available in five colors.

BUSINESS MODEL

In official business-speak, our business model is DTC: direct to consumer.

We find our customers directly - through online advertising and a long-form presentation that explains the product range - and then nurture everyone who chooses to become part of the family.

We attract potential customers in three different but complementary ways, through:

- Online advertising and a long-form presentation that introduces the full MAGFAST product range.
- Online advertising and an invitation to purchase or pre-order products from store.magfast.com.
- Amazon: currently featuring Lux – Amazon's highest-rated charging cable. We plan to introduce more products from the range over time.



However people may choose to transact with MAGFAST, we're committed to nurturing everyone who chooses to become part of the family.

Through regular communication, integrated snap-to-charge products and the announcement of new products and new markets, we believe excellent growth is possible, with strong levels of repeat business and a lifetime value per customer perhaps 2-3X the initial order value.

As explained in the sections below, MAGFAST expects to add:



MAGFAST has a slate of exciting but still top-secret designs. Expect to see product launches in the coming years to a large and growing existing customer base.



I wanted to buy some shares but I wasn't able to get in. I think your company will end up producing one of the finest charging systems around when it is finally complete.
Adrianne R.; email to MAGFAST Customer Care
★★★★★ Awesome product, Awesome customer experience
I've bought over 30 of these chargers for everyone on my Christmas list because I have loved all of mine. What's great is, they are guaranteed! Well worth it!
Verified Purchase
amazon

The MAGFAST family of chargers and power banks takes advantage of the very latest Qi wireless technology to offer a unique system of charging solutions. However, our homes and workplaces are still full of older devices that don't incorporate wireless charging . . . and we try to keep them powered with cheap, nasty cables that constantly fail.

And so MAGFAST developed **Lux**! A **super quality, super elegant, super strong** charging cable, with a gorgeous, soft and silky feel, it's a world away from the poor quality, unreliable charging cables you've been using for years. It's so well made, it comes with a **Lifetime Warranty**... which is why we say it's the only charging cable you'll ever buy.

It's available in two formats: USB-C to USB-C (USB-C is now standard on most modern devices) and USB-C to Lightning for earlier Apple devices — and comes with an array of features below which make Lux cables genuinely unique, like a **custom USB-A adapter**, gold-plated tips and **Fingerprint®** anti-counterfeit technology.

We believe that, with Lux, we've built **the finest device-charging cables** that money can buy.

MARKET

The charger market is big. Very big.

While analysts don't all agree on quite how big, they do agree that the market is huge and growing fast. For example, in a report published by IMARC Group, the global battery charger market reached a value of US$ 21.7 billion in 2020 and is expected to reach US$ 34.1 billion by 2026. The wireless charger segment alone is estimated to have breakneck annual growth of up to 25% [2].

And, unlike most mature consumer markets, there are really no great charger brands.

Competitors include Belkin, Anker, Aukey, Mophie, RAVPower, Duracell, iClever, EasyAcc, Samsung, Xiaomi, Monoprice. Lesser-known (in the U.S. and elsewhere) brands include Aibocn, Boscov, Bestek, Yoobao, iMuto, Maxxima, Moshi, Native Union, Nimble [3]. The market is highly fragmented, with no large companies primarily dedicated to charging, and several smaller companies jockeying to differentiate themselves based on minor feature differences (improved build quality, marginally larger batteries, slightly faster charging times, etc).

To our knowledge, no other charger company yet offers an integrated system of products that all work seamlessly together, or any equivalent to snap-to-charge. MAGFAST's product range and business model are designed to be considerably more 'sticky' than competitive chargers and power banks.

And we believe that no other charger brand has the vision or marketing skill to launch unique, premium charging products that can integrate across markets, from charging cables to power banks to travel goods, and have the potential to dominate in each sector.



Product strategy
Ecosystem
Standalone
MAGFAST®
belkin
DURACELL
ANKER
mophie.
iclever
AUKEY
RAVPOWER
Maxxima
Bestek
Monoprice
Boscov
NoName
Low-End
Premium

To our knowledge, no-one else is playing in the 'ecosystem' segment we've created. It won't last forever, but we have a distinct first-mover advantage.

We expect repeat orders and a strong lifetime customer value for these reasons:

- Products that work together as a system provide an excellent incentive to buy additional units in the same family of devices.
- MAGFAST is one of the first companies in the space to adopt the 'direct-to-consumer' (DTC) model comprehensively. This gives us the advantage of a much closer relationship with prospects and customers: we typically communicate on a weekly or monthly basis about progress, special offers and new opportunities.

Now we are shipping products from our range, we are able to take a major slice of this substantial and highly lucrative market. This is particularly true as those products have been receiving positive feedback from customers and journalists. However, we need to expand our ability to both manufacture and ship additional products within our range, as rapidly as possible, and this is a primary reason why we seek investment capital. We believe an improved cash position will arm us with negotiating power to cut the cost of goods, speed development and engineering, and to invest in inventory – major direct impacts on our competitive positioning and market share.

★★★★★ THIS IS THE ONE

This cable surely is the greatest one I've ever had. I have at least 8 years of cell phone sales under my belt between Verizon and AT&T and I've never used or seen a better cable.

Trustpilot

★★★★★ Super Fast Charging

So I finally took the plunge and ordered this cord! It is the first usb cable that I have ever owned that provides SUPER FAST CHARGING...This cord easily blows all others out of the water. And even fresh out of the box this cord was about 99% straight...**If there is so much thought into this simplest item I can't wait to see the rest!**

Verified Purchase
amazon

PROGRESS

The company has made major progress in the following areas:

- **Product development:** many thousands of pre-order customers have now received products and we willramp shipping as rapidly as we can.
- **Marketing:** our customer acquisition model, as evidenced by millions in pre-orders, is comprehensively proven
- **Operations:** our systems are built to scale
- **Intellectual property:** the founder has developed a robust portfolio of patents and trademarks

Product development

We're changing our approach to product development with the goal of bringing more of the design and engineering under our direct control, and in house where possible.

While product engineering for the original product family took much longer than expected, our new product ranges (Lux and Heathrow) have shipped on schedule or close to schedule. We expect the new development approach to be significantly more predictable. There are brand-new products in the pipeline, which will be available for purchase only once development is completed.

Production status [4] is regularly updated at MAGFAST.com/status.

Marketing

It's a core competency for MAGFAST. A small team is led by the company's CEO, a gifted online marketing expert. MAGFAST marketing has been 100% online, primarily in the form of targeted ads on Facebook and YouTube. A sophisticated marketing funnel, built over five years by an in-house team in collaboration with experienced external agencies, is monitored and refined constantly.

New online ads are made and released regularly and tested in different market segments; each month's learning is fed into new creative, constantly refining format, benefits and content. Ad respondents typically attend a webinar offering pre-order pricing. Show interest by registering for an online event or other promotional activity and you become part of the MAGFAST marketing ecosystem. A program of customer relationship marketing kicks in to provide information and guidance to purchase.

MAGFAST's **direct-to-consumer** model affords us a much closer relationship to prospects and customers than traditional consumer electronics manufacturers.

Additionally, we have long been planning a move into **wholesale and retail distribution** of our products, participation in trade shows and other in-person events. We are actively developing a plan to launch these 'bricks-and-mortar' activities, with a preliminary focus on the Heathrow luggage range. This move takes MAGFAST into the hybrid field of bricks-and-clicks marketing.

Given the importance of direct customer relationships, we expect to see MAGFAST Fingerprint®, a fast method of identifying and registering each item sold via its serial number, becoming an increasingly important tool for connecting with customers.


MAGFAST
Reviews 6,060 • Excellent
4.7
VERIFIED COMPANY

Operations/IT

The company has been based since inception on a virtual workforce, with team members working remotely in the U.S. and other countries, and a comprehensive suite of online technologies designed to scale. MAGFAST.com has been built to handle high traffic volumes reliably and fast.

All pages of the site are cached on Google's Cloud Platform which can serve millions of users simultaneously, and the event experience and checkout process (a customized experience for every visitor) use JavaScript to offload the bulk of the computing to the visitor's browser. Remember, our systems handled $1/4 million in under 15 minutes on the very first day MAGFAST was launched...


It's ALL about
Serotonin
Sanja Cebalovic
Head of Customer Service

At MAGFAST, we think a little differently. We hired Sanja, a former lawyer, for customer care because at her interview she aced the question 'What's customer care all about?' with the one word answer: 'Serotonin'. Customer care has been under pressure recently because of slow product delivery, a challenge we are working proactively to address. Keeping our customers happy is crucial, and up to 9/10 are sticking with us on this long development journey.

Customer care

MAGFAST is laser focused on customer care as a key part of building long-term relationships with a large and growing group of prospects and customers. Notably, customer-care volume increased because of production challenges. We've devoted a big slice of our time to figuring out how to keep customers happy without draining cash: our team has developed "Intelligent Customer Care" that allows us to keep a big-hearted personal touch while cutting the time it takes to answer every support ticket. We are working to accelerate support responses through the introduction of high-quality artificial intelligence (AI) designed to offer a first tier of response. "Maggie", our AI chatbot, is already available for real-time answers to questions in webinars, and next steps include rollout to customer-care agents and customers. Our customer-care team is also geographically distributed around the globe to enable near round-the-clock capability.

Intellectual property

The growing portfolio of patents and trademarks relating to the MAGFAST product range is used by the company under terms that include exclusive, royalty-free license from the inventor, Seymour Segnit. According to the terms of the license agreement, title to the licensed materials is automatically assigned to the new controlling entity in the event of a change of control.

Growth plans

We project significant growth through repeat orders from existing customers, the development of new markets, and the launch of major new initiatives. Current and future activities include:

- A follow-up campaign shortly after initial inquiry recalls features and benefits for prospects who did not purchase.
- Ongoing communications allow MAGFAST to build its relationship with customers, cover product and production updates, and make special offers.
- The release of brand-new products featuring snap-to-charge.
- The release of international variants allowing us to address markets in the EU, UK, Asia and beyond.

A new Gen2 connector and new partners potentially bring additional large-scale opportunities:

- Patent-pending fast charging (possibly 10X faster than current wireless chargers) which could leapfrog all existing wireless charging standards while remaining backwards compatible.
- Proof of presence and highly secure, instant access to services including wi-fi, without the need to log in.
- The development of an advanced home, commercial and public-charging network based on these new technologies - an open network that could potentially undercut and outperform existing methods of on-the-move charging.


Coffee shops
& restaurants
MAGFAST
Simulation


Airports &
transportation hubs
Virgin
Virgin
MAGFAST
Simulation

**Note: These are illustrative examples of implementations for MAGFAST's proposed high-speed charging network. No partnerships currently exist with Starbucks, Virgin or any other third party.*

I have been working with the **MAGFAST** family for some time now. Amy & Seymour are true business professionals and solid great people. Keep up the great work **MAGFAST**!

Chris Keissling; Google Review

★★★★★ **Great line of products**

Great line of products! There's nothing on the market that can compare to their excellent quality. I'm surprised it has taken this long for a company to make such fantastic devices!

Trustpilot

PRODUCT RANGE

The **MAGFAST**® Family

MAGFAST Lux


MAGFAST
LIFETIME

Lux reinvents the charging cable. Super premium, and with a gorgeous, silky feel, its teflon® core is immensely tough, which allows us to offer a **Lifetime Warranty**... We believe it's the best device charging cable money can buy.

- Available in two formats – USB-C to USB-C (the new modern standard) and USB-C to Apple Lightning
- A beautifully designed custom USB-A adapter tip included FREE – so they'll work perfectly with all new AND old outlets everywhere
- Tested to destruction – Lux cables are certified to 25,000 bends
- Not just strong but super strong – capable of supporting a load of over 150lb
- All the speed you'll need – download an HD movie in about 30 seconds
- Patent-pending, gold-flash gold-plated tips for the ultimate connection
- Our **Fingerprint®** anti-counterfeit technology to ensure authenticity
- Customers love Lux! At 4.7-4.9/5 on Amazon, it's America's highest-rated USB cable.

Two new versions of Lux are in the final stages of development, and Lux will be repositioned as Lux Classic:

- Lux Classic: USB 2.0, 480 Mbps, 60W (USB-C and Lightning)
- Lux Pro: USB 3.2, 10 Gbps, 100W (USB-C) - available in five colors
- Lux Ultra: USB4, 40 Gbps, 240W (USB-C)


CLASSIC
PRO
ULTRA
Lux
PRO
ULTRA
TM

MAGFAST Life™


MAGFAST
Gen2
CONNECTOR
Life
MAGFAST

Life is your palm-sized powerhouse

- The perfect everyday charger, Life packs two to four full smartphone charges
- High-performance charging, wired or wireless
- Perfect with all your devices — any phone, any tablet, any reader... from any brand, old or new
- Gen2 high-speed version planned

MAGFAST Extreme™


MAGFAST
Gen2
CONNECTOR
MAGFAST
Extreme

Extreme is a super-charger in a league of its own

- Enough power to keep your devices going for days
- A power bank with three Qi Wireless charging zones
- Six ways to get power out, four ways to get power in
- Powerful with all your devices, it's also powerful with all your vehicles...
- ...add the available Jumpers™ and it can jump-start your car!
- Gen2 high-speed version planned

MAGFAST Air™


MAGFAST
Gen2
CONNECTOR
MAGFAST
Air

Air is your simple, gorgeous Qi Wireless charging stand

- Qi-certified to work perfectly with every modern smartphone
- Snaps instantly on to any other MAGFAST charger for power...
- ...or just plug in a USB-C
- The innovative stand stores magnetically on the back...
- ...and snaps sturdily onto the base when you need it.
- Gen2 high-speed version planned

MAGFAST Heathrow®


Aircraft-grade aluminum
Pro
Premium polycarbonate
Go
MAGFAST

Heathrow shows you've arrived when you're still on your way.

- **Heathrow:** Lightweight, durable premium luggage sets in two finishes:
- **Heathrow Pro:** Anodized aluminum-magnesium alloy shell
- **Heathrow Go:** Polycarbonate in five stunning colors

Heathrow features:

- Power-on-the-go provided by Extreme, the ultimate charger for travel
- Superior interior with dual chambers, mesh pockets, custom shoe/laundry bags
- Secret tracker compartment holds Apple AirTag, Tile, etc - any tracker, any brand
- Rubber-lined 360-degree ball-bearing spinner wheels are silent and smooth-rolling
- Carry-On dual TSA-approved combination locks; Medium and Large triple locks
- Handles and wheels are both strong... and easy to repair or replace
- Corners are triple-layered and quad-riveted
- Lasered nameplate. You'll choose up to 30 characters to personalize yours.

★★★★★ **AMAZING PRODUCT!**

High quality product! Lifetime warranty! This is the nicest cable I have ever seen. I have always resented buying new cables because I knew I was throwing my money away. FOR THE FIRST TIME I GOT MY MONEY'S WORTH. **Thank you MAGFAST!**

Verified Purchase
amazon

★★★★★ **These guys are friendly and sincere**

These guys are friendly and sincere, and their products are innovative, brilliant, and intuitive. I not only am excited to get their products, I can't wait to see what they do next. I can't say it enough, just brilliant. They are what I've been looking for...and didn't know it.

Trustpilot

MAGFAST TEAM



Seymour Segnit
Founder & CEO
Controlling Member of Manager - Mischievous LLC

Seymour is MAGFAST's founder, chief product architect and passionate CEO. Now a leading authority on internet marketing, Seymour builds the customer experience and drives down risk to deliver 'The best work of my life'.

He studied engineering at Oxford University, and his long career has included stints at Ogilvy & Mather and Saatchi & Saatchi, presenting his own show at London's biggest radio station and co-founder of a venture-backed Silicon Valley startup. He served in the same capacity at thingCHARGER Inc, another USB charger company, from Dec 2013 to Aug 2016.

Seymour has served with MAGFAST LLC since its inception, and is a controlling member of manager - Mischievous LLC.



Amy Rau Segnit
Co-Founder & Secretary
Controlling Member of Manager - Mischievous LLC

Amy has been Seymour's partner, in both business and life, for over a decade, lending her unique creative abilities to everything from branding to social media campaigns to product packaging.

Her strong creative work helps MAGFAST stand out from the crowd. Among earlier clients, Amy counts corporations like Barnes & Noble College Bookstore and Businessweek, plus many of the world's leading ad agencies including Jack Morton Worldwide, Young & Rubicam and TBWA/Chiat Day. Amy served as co-founder and creative director at thingCHARGER Inc, another USB charger company, from Dec 2013 to Aug 2016.

Amy has served with MAGFAST LLC since its inception, and is a controlling member of manager - Mischievous LLC.



Rex Northen

Investment Strategy

Rex leads MAGFAST's investment strategy and advises on customer development. He has helped launch and run more startups than most of us will meet in 20 lifetimes. After graduating from Oxford, his first software company attracted clients like Body Shop, Honda, Lloyds of London and Shell. In Silicon Valley, he was CEO of Bizfinity, a ground-breaking online financial platform.

Rex has been managing member of Merexa LLC, an online publishing company, since Jul 2005, and served as executive director of the Cleantech Open from Jan 2009 to Dec 2014. The Cleantech Open is the world's largest accelerator for clean-technology startups. M.A. (University of Oxford).



Anita Vargas

Financial Consultant

Anita has been business coach, advisor and analyst to small and medium-sized companies for over 20 years. She is an expert in general business practices, performance analytics, pricing strategy, business modeling and collaboration with legal, tax and labor compliance entities. Anita has extensive experience in accounting systems, internal auditing support, and data integration in global business environments.



Afroz Nissar

Shipping & Fulfillment

Afroz turns marketing magic into technical wizardry. He ensures our email marketing and our website are as reliable as they are alluring. He's spent the last 15 years developing skills as a business consultant, marketing technologist and programmer, consulting with some of the biggest companies and personalities in the world, ranging from thingCHARGER, Tony Robbins and JJ Virgin, all the way to the gargantuan China Railway Corporation.



Eric Kinney

Head of Interface

Eric is the engineering talent behind our website and shopping cart - he's the reason the experience is so smooth and seamless. He has been galvanizing digital startups since 2005, in various capacities (employee, consultant, adviser, mentor) with stints at Speedilicious, Sundial Time Systems, Access Communications and Cascade Software Consulting.



Jimy Johny

IT Infrastructure

Jimy (pronounced 'Jimmy', in spite of all appearances) keeps our servers up, and our downtime down. In our world, that's crucial. He's an expert in Linux, AWS Cloud and Windows administration, and he's worked for small companies and big ones like RevenueMed, XMinds Infotech and Vanilla Networks, providing data center management, remote server admin and Linux/Windows and Hardware LAN management.



Kate Kinard

Project Manager

Kate is a remarkable member of MAGFAST family and works to keep the company's organization at its highest standards. Since graduating from Texas A&M University in 2015, MAGFAST is Kate's second startup.



Mayleen Torres-Rivera

Bookkeeper & Analyst

Mayleen is our steady hand on the numbers. She has been in the accounting field for over 25 years and is a long-standing member of the American Institute of Professional Bookkeepers. Mayleen's long experience in both professional and manufacturing bookkeeping mean she's the perfect person to handle the complexities of manufacturing accounting.



Peter Hoppenfeld

General Counsel

Peter is MAGFAST's general counsel. He knows the team and the MAGFAST products, and we're overjoyed to have him on our team and 'on our side'. He has been described as a "lawyer who really understands marketing" and "a marketer who happens to be a lawyer." As a lawyer, advisor, counselor, friend and devil's advocate, he aims to integrate himself into his clients' inner circles and provide caring yet dynamic contributions to their lives and businesses.



Sanja Cebalovic Bodonji

Head of Customer Care

Sanja is a beloved member and head of MAGFAST's customer support team.

In addition to providing personal assistance via email and live chat, Sanja manages our payment plan program and complex data-driven projects. Sanja's law degree and nine years of working expertise in the legal system allow her to provide valuable new perspectives to MAGFAST's development. An entrepreneur at heart with a passion for startups, Sanja's enthusiasm and effervescence have made her a perfect match for MAGFAST's vision.



Steve Barns

Intellectual Property Counsel

Steve protects the founders' intellectual property. He's worked with MAGFAST since Seymour first dreamed up the product range. He founded the law office of Stephen W. Barns (formerly Miller & Barns) and specializes, among other things, in consumer electronics. He has worked as a patent examiner in full-service patent law firms – he's the perfect person to help us ringfence our innovative crown jewels.



Jeff Moore

Principal, Moore Impact

Jeff Moore is a business strategist, serial entrepreneur, and angel investor. He helps business owners who are stuck to transform themselves and their companies.

He built a financial software development company to serve clients like Barclays, Merrill Lynch, Morgan Stanley Smith Barney, and UBS. In addition to large-scale software development, Jeff helps these organizations with business strategy, sales process, and client experience.

Jeff has served on the New York Board of Entrepreneur's Organization and is certified Gazelles, Outhinker and Book Yourself Solid coach.

FOOTNOTES

[a] There are at least hundreds of USB cables on Amazon, the primary US marketplace. We have researched and monitored this over many weeks, and don't see any other USB cable selling in any meaningful volume that rate as highly as MAGFAST Lux.

[b] MAGFAST limited-edition products are manufactured to order in different series. Some investors and collectors may be interested in acquiring more than one series, or the complete set. Series 1 Limited-Edition MAGFAST Air is manufactured in alpine white. Series 2 Limited-Edition MAGFAST Air is manufactured in piano black.

[1] MAGFAST® and the MAGFAST® logo are registered trademarks of Mischievous LLC and are used under license. Apple, Lightning and MFi are trademarks of Apple, Inc. and are used by license under Made for Apple/MFi program. Qi is a trademark of the Wireless Power Consortium and is used under license. {{9}}AirTag is a trademark of Apple Inc.Tile is a trademark of Tile, Inc.

[2] A recent report by IMARC Group, titled 'Battery Charger Market: Global Industry Trends, Share, Size, Growth, Opportunity and Forecast 2020 - 2026', finds that the global battery charger market reached a value of US $21.7 billion in 2020 and is anticipated to reach US $34.1 billion by 2026. According to MarketsandMarkets Research, the market for wireless chargers is expected to grow even more rapidly and is expected to reach $13.4 billion by 2026, rising at a compound annual rate of 24.6%.

[2.1] In their report titled 'USB Cable Market ... : Global Opportunity Analysis and Industry Forecast, 2021-2031,' Allied Market Research considers that 'The global USB cable market was valued at $12.73 billion in 2021, and is projected to reach $69.86 billion by 2031, growing at a CAGR of 20.24% from 2022 to 2031.'

[2.2] Prudour indicates in their research report titled 'Global Premium Luggage Market Research Report 2022 (Status and Outlook)' that 'The Premium Luggage Market is estimated to be USD 48.55 Billion in 2022 and is expected to reach USD 76.8 Billion by 2033, growing at a CAGR of 7.4%.'

[3] This is a cross sample of competitors from our own observations and represented in market research published by third parties. Competitors vary by region.

[4] At this early manufacturing stage, our full family of products may be represented in our materials by production and pre-production units, along with hand-made prototypes, animations and CAD 3D renderings.

[5] Amy and Seymour Segnit were previously the owners of thingCHARGER, Inc. which shipped over ¼ million units of thingCHARGERs based on that company's records, before thingCHARGER, Inc. ran out of funds. MAGFAST Wall is an updated version of thingCHARGER. Rights to key thingCHARGER assets were purchased by Amy and Seymour when they started MAGFAST.

[6] If you choose to make your investment using a credit card, Netcapital will charge you a card processing fee that's typically slightly more than 3%. Netcapital can answer your questions about this fee.

[7] MAGFAST is a Limited Liability Company (LLC). LLCs have considerable flexibility in the language used to define their ownership and governance. Instead of 'members' and 'units', MAGFAST has chosen to use terminology that we believe is more readily understood: for example, managing members may be referenced in our materials as MAGFAST's board of directors, and members as stockholders.

USE OF PROCEEDS

If the offering's maximum amount of $4,500,001 is raised:

Use	Value	% of Proceeds
Tooling	$130,000	2.9%
Manufacturing, Materials & Fulfillment	$2,279,501	50.7%
Sales, General & Administrative	$850,000	18.9%
Product Certification	$20,000	0.4%
Research & Development	$1,000,000	22.2%
Intermediary fees	$220,500	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in MAGFAST LLC. This offering must raise at least $10,000 by April 30, 2024 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. MAGFAST may issue additional securities to raise up to $4,500,001, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,837,931 units
× $15.77 per unit

$44,754,172 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

Most Recent Annual Report

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C/A on April 23, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

- Apr 23, 2024 — Filed Form C/A
- Apr 22, 2024 — Primary offering of 285,352 units at $15.77
- May 2, 2023 — Primary offering finalized, selling 100,012 units
- Feb 16, 2023 — MAGFAST is live with some gorgeous, unique...
- Nov 24, 2022 — The countdown clock is running. MAGFAST's fall...
- Nov 22, 2022 — Seymour has landed at JFK and is right now...
- Nov 22, 2022 — Join us **this Thursday, Thanksgiving Day...
- Nov 17, 2022 — Primary offering of 212,428 units at $15.77
- Nov 8, 2022 — Annual Report posted to website
- Jul 12, 2022 — A quick reminder that our big Summer 2020 event...
- May 3, 2022 — Primary offering finalized, selling 14,533 units
- May 3, 2022 — We're down to the last few hours, and MAGFAST's...
- May 2, 2022 — MAGFAST has now raised over $4.9M. Less than 2%...
- Apr 30, 2022 — Primary offering finalized, selling 329,307 units
- Apr 29, 2022 — Just a few hours from now we'll be streaming...
- Dec 2, 2021 — This is it! The final hour to invest in...
- Dec 2, 2021 — We just went LIVE with our 'Closing Ceremony'...
- Dec 2, 2021 — Today is the final day to **invest in...
- Nov 30, 2021 — Just TWO days remain to invest in...
- Nov 29, 2021 — Today we're announcing that we're now...

Nov 27, 2021 • I hope you're having a relaxing weekend. I...

Nov 10, 2021 • Primary offering of 329,597 units at $15.17

Nov 10, 2021 • Primary offering of 329,597 units at $15.17

Dec 17, 2020 • Primary offering finalized, selling 105,145 units

Nov 25, 2020 • Primary offering of 107,000 units at $10

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